WESTERN COAL CORP.

STOCK OPTION PLAN

(AMENDED AND RESTATED)

1.	NAME AND PURPOSE OF THE PLAN

1.1.	Name of the Plan

The stock option plan constituted hereby for the directors, officers and employees of Western Coal Corp. (the “Company”) and its subsidiaries shall be known as the Stock Option Plan (Amended and Restated) (the “Plan”). This Plan effective August 3, 2010 amends, restates and replaces the Stock Option Plan adopted on July 28, 2005, as amended.

1.2.	Purpose of the Plan

The purpose of the Plan is to provide directors, officers and employees of the Company with the opportunity to participate in the profitability of the Company by granting to such individuals options to buy common shares of the Company in order to allow them to participate in the long-term success of the Company and to promote a greater alignment with the interests of the Company’s shareholders. The plan is also intended to assist the Company in attracting and retaining key personnel with superior experience and ability.

2.	INTERPRETATION

2.1.	Definitions

In this Plan, the following terms shall have the following meanings:

“10% Shareholder” means any U.S. Participant who owns, taking into account the constructive ownership rules set forth in Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of shares of the Company (or of any Parent or Subsidiary).

“1933 Act” means the United States Securities Act of 1933, as amended.

“Affiliate” has the meaning ascribed thereto in the Toronto Stock Exchange Company Manual.

“Associate” means an associate as defined in the Securities Act.

“Blackout Period” means an interval of time during which the Company has determined, pursuant to applicable law or any policy of the Company, that no director, officer or employee of the Company may trade any securities of the Company because they may be in possession of material undisclosed information.

“Board” means the board of directors of the Company and any committee of the board of directors to which any or all authority, rights, powers and discretion with respect to the Plan has been delegated.

“Cause” means any act, omission or course of conduct recognized as cause or gross misconduct under applicable law, including, without limitation, embezzlement, theft, fraud, wilful failure to follow any lawful directive of the Company and wilful misconduct detrimental to the interests of the Company.

“Change of Control” means:

(a)	a reorganization, amalgamation, merger or a plan of arrangement, other than solely involving the Company and one or more of the Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the voting securities of the Company immediately prior to such reorganization, amalgamation, merger or plan of arrangement do not, following such reorganization, amalgamation, merger or plan of arrangement, beneficially own, directly or indirectly, more than 50 percent of the voting securities of the resulting entity on a fully-diluted basis;

(b)	a formal takeover bid or tender offer for the voting securities of the Company being completed (other than by Company or one or more of its Affiliates) as a result of which the offeror and its Affiliates beneficially own, directly or indirectly, more than 50 per cent of the voting securities of the Company then outstanding;

(c)	the direct or indirect sale or other disposition (including through a reorganization, amalgamation, merger or plan of arrangement) to a person other than an Affiliate of the Company of (x) more than 50 per cent of the voting securities of the Company or (y) all or substantially all of the Company’s consolidated assets; or

(d)	during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election was approved by at least a majority of the directors at the beginning of the period or whose appointment, election or nomination was previously so approved or recommended) ceasing for any reason to constitute at least a majority of the Board;

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Western Coal Corp. and its successors.

“Disability” means any disability with respect to an Optionee, which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)	being employed or engaged by the Company, its Subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its Subsidiaries;

(b)	acting as a director or officer of the Company or its Subsidiaries; or

(c)	engaging in any substantial gainful activity by reason of any medically determinable mental or physical impairment.

The preceding definition of the term “Disability” is intended to comply with, and will be interpreted consistently with, Sections 22(e)(3) and 422(c)(6) of the Code.

“Employee” means a person who is an employee of the Company (or any Subsidiary) for the purposes of Section 422 of the Code.

“Exchange” means the Toronto Stock Exchange or, if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed that in the opinion of the Board is the Company’s principal or “home” exchange.

“Expiry Date” means the date set by the Board under Section 3.1 of the Plan, as the last date on which an Option may be exercised by the Optionee.

“Fair Market Value” as of any date, means, with respect to any property (including, without limitation, any Share), the fair market value, as of such date, of such property, determined by such methods or procedures as are established from time to time by the Board. Unless otherwise determined by the Board, the fair market value of a Share as of a given date will be the closing sale price of the Shares on the Exchange (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Board) on the trading day immediately preceding such date.

“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

“Incentive Stock Option” means an Option granted to a U.S. Participant that is intended to qualify as an “incentive stock option” pursuant to Section 422 of the Code.

“Income Tax Act” means the Income Tax Act (Canada), as amended, as at the date hereof.

“Insider” means:

(a)	an insider as defined in the Securities Act, other than a person who is an insider solely by virtue of being a director or senior officer of a Subsidiary; and

(b)	an Associate of any person who is an insider under subsection (a).

“Market Price” of Shares at any Grant Date means the closing price per Share on the Exchange for the last day Shares were traded prior to the Grant Date.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Shares granted pursuant to this Plan.

“Option Agreement” means an agreement, in a form to be prescribed by the Company from time to time, whereby the Company grants to an Optionee an Option.

“Option Price” means the price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of Section 5.

“Option Shares” means the aggregate number of Shares that an Optionee may purchase under an Option.

“Optionee” means each director, officer or employee of the Company granted an Option pursuant to this Plan and their heirs, executors and administrators.

“Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company, if each company in such chain (other than the Company) owns outstanding securities to which are attached more than 50% of the votes that may be cast to elect directors of one of the other corporations in such chain. The preceding definition of the term “Parent” is intended to comply with, and will be interpreted consistently with, Section 424(e) of the Code.

“Plan” means this Western Coal Corp. Stock Option Plan, as amended from time to time in accordance with the provisions hereof.

“Securities Act” means the Securities Act (Ontario), as amended, as at the date hereof.

“Shares” means the common shares of the Company, eligible to be voted at a meeting of shareholders of the Company, as constituted on the date of this Plan provided that, in the event of any adjustment pursuant to Section 5, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

“Subsidiary” means any corporation or company of which outstanding securities to which are attached more than 50% of the votes that may be cast to elect directors thereof are held (provided that such votes are sufficient to elect a majority of such directors), other than by way of security only, by or for the benefit of the Company and/or by or for the benefit of any other corporation or company in like relation to the Company, and includes any corporation or company in like relation to a Subsidiary. The preceding definition of the term “Subsidiary” is intended to comply with, and will be interpreted consistently with, Section 424(f) of the Code and Rule 405 of the 1933 Act.

“Unissued Option Shares” means the number of Shares at a particular time that have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of Section 5, such adjustments to be cumulative.

“U.S. Participant” means an Optionee who is a natural person that is a citizen of the United States or a resident of the United States, as defined in Section 7701(a)(30)(A) and Section 7701(b)(1) of the Code whose grant of Options under this Plan would otherwise be subject to U.S. taxation under the Code or to the provisions of the U.S. federal and state securities laws.

“Vested” means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

2.2.	Number and Gender

This Plan shall be read with all changes in number and gender required by the context.

2.3.	Sections

A reference to a Section includes all subsections in that Section, unless the context otherwise requires.

2.4.	Currency

Unless the context otherwise requires or the Board determines otherwise, all references to currency shall be to the lawful money of Canada.

3.	GRANT OF OPTIONS AND ADMINISTRATION OF THE PLAN

3.1.	Option Terms

(a)	The Board may from time to time authorize the issue of Options to directors, officers and employees of the Company and its Subsidiaries on the terms and subject to the conditions set out in this Plan and any additional terms and conditions imposed by the Company and set out in the Option Agreement as determined by the Board in its sole and unfettered discretion.

(b)	Notwithstanding any terms imposed by the Company,

(i)	the Option Price under each Option shall be not less than the Market Price on the Grant Date or such other minimum price as may be required by the Exchange; and

(ii)	the Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than five years after the Grant Date;

(c)	For greater certainty, the Board shall not be permitted to amend the Option Price except as set out in Section 5 of this Plan.

3.2.	Limits on Shares Issuable on Exercise of Options

Subject to Sections 5.1 and 6.2,

(a)	the maximum number of Shares that may be issuable under the Plan, together with the Shares issuable pursuant to all of the Company’s other previously established and outstanding or proposed security based compensation arrangements, shall be a number equal to 8% of the number of issued and outstanding Shares on a non-diluted basis at any time;

(b)	without the prior approval of the shareholders of the Company, the number of Shares that may be issuable to Insiders under the Plan, together with the Shares issuable pursuant to all of the Company’s other previously established and outstanding or proposed security based compensation arrangements, in aggregate, shall not exceed 8% of the total number of issued and outstanding Shares on a non-diluted basis;

(c)

without the prior approval of the shareholders of the Company, the number of Shares which are issued to Insiders under the Plan, together with the Shares issuable pursuant to all of the Company’s other previously established and outstanding or proposed security based compensation arrangements, within a one-year period, in aggregate shall not exceed 8% of the total number of issued and outstanding Shares on a non-diluted basis; and

(d)	without the prior approval of the shareholders of the Company, the number of Shares that may be issuable to non-employee directors under the Plan, together with the Shares issuable pursuant to all of the Company’s other previously established and outstanding or proposed security based compensation arrangements, in aggregate, shall not exceed the lesser of (i) 1% of the total number of issued and outstanding Shares on a non-diluted basis; and (ii) an annual equity award value of $100,000 per director.

For the purposes of this Section 3.2, Shares issued pursuant to an entitlement granted prior to the grantee becoming an Insider may be excluded in determining the number of Shares issuable to Insiders. For the purposes of this Section 3.2, the total number of “issued and outstanding Shares” is determined on the basis of the number of Shares that are issued and outstanding immediately prior to the grant of Options in question.

3.3.	Option Agreements

A written agreement shall be entered into between the Company and each Optionee, which agreement shall set out the Option Price and the terms and conditions on which the Option may be exercised, all in accordance with the provisions of the Plan. The agreement shall be in such form as the Board may from time to time approve and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting stock options in the income tax or other laws in force in any country or jurisdiction in which the person to whom the Option is granted may from time to time be a resident or citizen.

3.4.	Authority of the Board

Subject only to the express provisions of the Plan, the Board shall have, and hereby is specifically granted, the sole and unfettered authority:

(a)	to grant Options to directors, officers and employees and to determine the terms of, and the limitations, restrictions and conditions upon, such grant;

(b)	to authorize any officer to execute and deliver any Option Agreement, notice, commitment or document and to do any other act as contemplated by the Plan for and on behalf of the Company;

(c)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it may from time to time deem advisable;

(d)	to make all other determinations and perform all such other actions as the Board deems necessary or advisable to implement and administer the Plan; and

(e)	to delegate to the corporate governance, nominating and compensation committee or any other committee of the Board, on such terms as the Board in its discretion determines, all or any part of the authority of the Board hereunder to administer and implement the Plan.

3.5.	Discretion of the Board

The determinations of the Board under the Plan need not be uniform and may be made by the Board selectively among directors, officers and employees of the Company who receive, or are eligible to receive, grants of Options under the Plan, whether or not such directors, officers and employees are similarly situated as to office, length of service, salary or any other factor. The Board may, in its discretion, authorize the granting of additional Options to an Optionee before an existing Option has terminated.

3.6.	Interpretation of the Plan

Except as set forth in Section 5.4, the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and the Company shall pay all costs in respect thereof. All guidelines, rules, regulations, decisions and interpretations of the Board respecting the Plan, the Option Agreement or the Options shall be binding and conclusive on the Company and on all Optionees and their respective legal personal representatives.

4.	EXERCISE OF OPTIONS

4.1.	When Options May be Exercised

Subject to this Section 4, an Option may be exercised to purchase any number of Option Shares up to the number of Unissued Option Shares that have Vested at any time after the Grant Date up to the close of business on the Expiry Date in the location where the Company has its principal executive office and shall not be exercisable thereafter.

4.2.	Manner of Exercise

The Option shall be exercisable by delivering, prior to the close of business on the Expiry Date, to the Company at the principal executive office of the Company, a notice specifying the number of Option Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Option Share. Upon receipt by the Company of such notice and payment, there will be a binding contract for the issue of the Option Shares in respect of which the Option is exercised, on and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case the Option shall not have been validly exercised. All Option Shares subscribed for on exercise of the Option shall be paid in full at the time of subscription. Under no circumstances shall the Company be obliged to issue any fractional Shares upon the exercise of an Option. To the extent that an Optionee would otherwise have been entitled to receive, on the exercise or partial exercise of an Option, a fraction of a Share in any year, the Option shall be cancelled with respect to such fraction.

4.3.	Vesting of Option Shares

The Board may, in its sole discretion, determine: (i) the time during which Options shall vest; (ii) the method of vesting; or (iii) that no vesting restriction shall exist. In the absence of any determination by the Board or provision in the Option Agreement to the contrary, Options will vest and be exercisable as to one-third of the total number of Option Shares subject to the Options on each of the date of grant and the first and second anniversaries of the date of grant (computed in each case to the nearest whole Option Share). Notwithstanding the foregoing, the Board may, in its sole discretion at any time or in the Option Agreement in respect of any Options granted, accelerate or provide for the acceleration of vesting of Options previously granted.

4.4.	Termination of Employment or Affiliation

If an Optionee ceases to be a director, officer or employee of the Company, his or her Option shall be exercisable as follows:

(a)	Death or Disability. If the Optionee ceases to be a director, officer or employee of the Company or a Subsidiary, due to his or her death or Disability, the Option then held by the Optionee shall be exercisable to acquire Unissued Option Shares that have Vested at the time of death or Disability at any time up to but not after the earlier of:

(i)	365 days after the date of death or Disability; and

(ii)	the Expiry Date;

(b)	Termination for Cause. If the Optionee ceases to be a director, officer or employee of the Company or a Subsidiary as a result of termination for Cause, any outstanding Option held by such Optionee on the date of such termination, whether in respect of Option Shares that are Vested or not, shall be cancelled as of the date of delivery of written notice of termination (and specifically without regard to the date any period of reasonable notice, if any, would expire);

(c)	Retirement, Voluntary Resignation or Termination other than for Cause. If the Optionee ceases to be a director, officer or employee of the Company or a Subsidiary due to his or her retirement, due to his or her voluntary resignation or due to the termination of his or her employment by the Company for reasons other than Cause, the Option then held by the Optionee shall be exercisable, subject to subsection (d) below, to acquire Unissued Option Shares that have Vested at the time of retirement, resignation or termination for reasons other than Cause, at any time up to but not after the earlier of:

(i)	the Expiry Date; or

(ii)	6 months after the Optionee ceases active employment with the Company or a Subsidiary; and

(d)	Blackout Period Allowance. For greater certainty, if at the time the Optionee ceases to be a director, officer or employee due to retirement, voluntary resignation or termination by the Company for reasons other than Cause, there is a Blackout Period, or if at any time during the period of time set out in Sections 4.4(a)(i) and 4.4(c)(ii), there is a Blackout Period, then in calculating the time that the Option then held by the Optionee shall be exercisable to acquire any Unissued Option Shares that have Vested, the period of time set forth in the respective section shall be in addition to any such Blackout Period.

For greater certainty, an Option that had not become Vested in respect of any Unissued Option Shares at the time that the relevant events referred to in Sections 4.4(a), 4.4(b), 4.4(c) or 0 occurred, shall not be or become exercisable in respect of such Unissued Option Shares and shall be cancelled.

4.5.	Effect of a Take-Over Bid

If a bona fide offer (an “Offer”) for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon all Options will become Vested and each Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of Section 4.5(b) the Option Shares that are not taken up and paid for, shall be returned by the Optionee to the Company and reinstated as authorized but Unissued Option Shares and, with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms for such Options becoming Vested shall be reinstated pursuant to Section 4.3. If any Options are returned to the Company under this Section 4.5, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.6.	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Board may, upon notifying each Optionee of full particulars of the Offer, declare that all Options granted under the Plan be Vested and accelerate the Expiry Date for the exercise of all unexercised Options granted under the Plan so that all Options will either be exercised or expire prior to the date upon which Shares must be tendered pursuant to the Offer.

4.7.	Effect of a Change of Control

Notwithstanding any other provision of this Plan, if there takes place a Change of Control, all issued and outstanding Options shall be exercisable (whether or not then vested) immediately prior to the time such Change of Control takes place and shall terminate on the 180th day after the occurrence of such Change of Control, or at such earlier time as may be established by the Board, in its sole discretion, prior to the time such Change of Control takes place.

4.8.	Exclusion from Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee retires, resigns or is terminated from employment or engagement with the Company or any Subsidiary, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.9.	Shares Not Acquired

Any Unissued Option Shares not acquired by an Optionee under an Option, which have expired or have been cancelled, may be made the subject of a further Option grant pursuant to the provisions of the Plan.

4.10.	Right to Participate in New Issues

To the extent that shareholders of the Company are entitled to participate in new issues of Shares, an Optionee, with respect to Vested Options held by such Optionee, shall not be entitled to participate in respect of such Vested Options, unless such Optionee first exercises the Vested Options and converts such Vested Options to Option Shares in accordance with the terms of the Plan.

4.11.	Share Appreciation Rights

An Optionee may, rather than exercise any Option which such Optionee is entitled to exercise under the Plan, elect to terminate such Option, in whole or in part, and elect either:

(a)	to receive the number of Shares, disregarding fractions, which, when multiplied by the fair value of a Share (which shall be the closing price of the Shares on the Exchange for the trading day immediately preceding the date of termination of the Option pursuant to this Section 4.11), have a value equal to the product of the number of Option Shares to which the Option so terminated relates multiplied by the difference between the fair value of a Share, determined as provided above, and the Option Price of the Option so terminated; or

(b)

with the consent of the Company, to receive a cash payment, payable by cheque, equal to the product of the number of Option Shares to which the Option so terminated relates multiplied by the difference between the fair value of a Share (which shall be the closing price of the Shares on the Exchange for the trading day immediately preceding the date of termination of the Option pursuant to this Section 4.11) and the Option Price of the Option so terminated.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1.	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being a “Share Reorganization”), then effective immediately after the effective date for such Share Reorganization for each Option:

(a)	the Option Price will be adjusted to a price per Option Share which is the product of:

(i)	the Option Price in effect immediately before that effective date; and

(ii)	a fraction the numerator of which is the total number of Shares outstanding on that effective date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date after giving effect to the Share Reorganization; and

(b)	the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date by (ii) a fraction which is the reciprocal of the fraction described in Section 5.1(a)(ii).

5.2.	Special Distribution

Subject to the prior approval of the Exchange, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Company, other than Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being a “Special Distribution”), and effective immediately after the effective date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

5.3.	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a conversion of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in Sections 5.1 or 5.2;

(b)	a consolidation, merger or amalgamation of the Company with or into another Company resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another Company,

(any such event being a “Corporate Reorganization”)

the Optionee will have an option to purchase (at the times, for the consideration and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he or she would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he or she would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he or she had been the holder of all Unissued Option Shares or, if appropriate, as otherwise determined by the Board.

5.4.	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company’s auditors or, if the Company’s auditors decline to so act, any other firm of nationally or internationally recognized chartered accountants in Canada that the Board may designate and who will have access to all appropriate records, and such determination will be binding upon the Company and all Optionees.

5.5.	Compliance with Regulatory Authorities

Notwithstanding Sections 5.1, 5.2 or 5.3, in the event of any reorganization (including, without limitation, consolidation, sub-division, reduction or return of the issued capital of the Company), on or prior to the Expiry Date, the rights of the Optionee will be changed to the extent necessary at the time of such reorganization, in such manner as determined by the Board, to ensure compliance with the policies of the Exchange that apply to a reorganization of capital at the time of such reorganization. For greater certainty, any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of Sections 5.1, 5.2 or 5.3 is subject to the approval of the Exchange and any other governmental authority having jurisdiction.

6.	U.S. PROVISIONS

6.1.	Issuance of Shares to U.S. Participant

(a)	Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the 1933 Act, the rules and regulations thereunder and the requirements of any stock exchange or automated inter-dealer quotation system of a registered national securities association upon which such Shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares under the Plan, or the unavailability of an exemption from registration for the issuance and sale of any Shares under the Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such Shares.

(b)

If the Shares issuable upon exercise of the Options have not been registered under the 1933 Act, as a condition to the exercise of an Option, the Company may require the participant to represent and warrant in writing at the time of such exercise that the Shares are restricted Shares, that the Shares are being purchased only for investment and without any then present intention to sell or distribute such Shares, and may require any other representation required in accordance with any applicable state securities laws, the 1933 Act and the rules and regulations thereunder. At the option of the Company, a stop-transfer order against such Shares may be placed on the shareholder register and records of the Company, and a legend indicating that the Share(s) may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such Shares in order to assure an exemption from registration. The Company also may require such other documentation and representations as may from time to time be necessary to comply with federal and state securities laws or as may be required by the Option Agreement. The Company has no obligation to undertake registration of Options or the Shares issuable upon the exercise of Options.

6.2.	Incentive Stock Options

Notwithstanding provisions of the Plan to the contrary, the following provisions shall apply to the granting of Incentive Stock Options.

(a)	Maximum Number of Shares for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Shares available for Incentive Stock Options is 2,000,000, subject to adjustment pursuant to Section 5 of this Plan and subject to the provisions of Sections 422 and 424 of the Code.

(b)	Designation of Options. Each Option Agreement with respect to an Option granted to a U.S. Participant shall specify whether the related Option is an Incentive Stock Option or a Nonqualified Stock Option. If no such specification is made in the Option Agreement, the related Option will be a Nonqualified Stock Option.

(c)	Special Requirements for Incentive Stock Options. In addition to the other terms and conditions of this Plan (and notwithstanding any other term or condition of this Plan to the contrary, which shall take precedence over this Section 6.2(c) in the event of any conflict between such Sections), the following limitations and requirements will apply to an Incentive Stock Option:

(i)	An Incentive Stock Option may be granted only to an Employee.

(ii)

The aggregate Fair Market Value of the Shares (determined as of the applicable Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (pursuant to this Plan and all other plans of the Company and of any Parent or Subsidiary) will not exceed

US$100,000 or any other limitation subsequently set forth in Section 422(d) of the Code.

(iii)	The exercise price per Share payable upon exercise of an Incentive Stock Option will be not less than 100% of the Fair Market Value of a Share on the applicable Grant Date; provided, however, that the exercise price per Share payable upon exercise of an Incentive Stock Option granted to a U.S. Participant who is a 10% Shareholder on the applicable Grant Date will be not less than 110% of the Fair Market Value of a Share on the applicable Grant Date.

(iv)	No Incentive Stock Option may be granted more than ten years after the earlier of (i) the date on which this Plan is adopted by the Board or (ii) the date on which this Plan is approved by the shareholders of the Company.

(v)	An Incentive Stock Option will terminate and no longer be exercisable no later than five years after the applicable Grant Date.

(vi)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee, the Option Agreement with respect to such Incentive Stock Option may provide that it is exercisable as follows:

(A)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee due to the death of such U.S. Participant, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of death) by the estate of such U.S. Participant, or by any person to whom such Incentive Stock Option was transferred in accordance with Section (c)(viii) below, for a period of 365 days after the date of death (but in no event beyond the term of such Incentive Stock Option).

(B)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee due to the Disability of such U.S. Participant, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of Disability) by such U.S. Participant for a period of 6 months after the date of Disability (but in no event beyond the term of such Incentive Stock Option).

(C)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee due to termination for cause,

such Incentive Stock Option will terminate and become null and void.

(D)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be an Employee for any reason other than the death or Disability of such U.S. Participant or termination for cause, such Option may be exercised (to the extent such Option was exercisable on the date of termination) by such U.S. Participant for a period of 6 months after the date of termination (but in no event beyond the term of such Option).

(E)	For purposes of this Section 6.2(c)(vi) and any option agreement relating to an Incentive Stock Option issued to a U.S. Participant, the employment of a U.S. Participant who has been granted an Incentive Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Board that does not exceed 6 months in the aggregate; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such 6-month limitation will not apply, or (b) a transfer from one office of the Company (or of any Subsidiary) to another office of the Company (or of any Subsidiary) or a transfer between the Company and any Subsidiary.

(vii)	An Incentive Stock Option granted to a U.S. Participant may be exercised during such U.S. Participant’s lifetime only by such U.S. Participant.

(viii)	An Incentive Stock Option granted to a U.S. Participant may not be transferred, assigned, pledged, hypothecated or otherwise disposed of by such U.S. Participant, except by will or by the laws of descent and distribution.

(ix)	In the event that this Plan is not approved by the shareholders of the Company within 12 months before or after the date on which this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan will automatically be deemed to be a Nonqualified Stock Option.

7.	MISCELLANEOUS

7.1.	Non-Canadian Optionees

In order to assure the viability of Options granted to Optionees employed or resident in countries other than Canada, the Board may provide for such additional or varied terms in the Option Agreements entered into with such Optionees as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, provided however that no such supplemental or varied term shall amend the terms of the Plan or an Option in a manner requiring shareholder approval under Section 7.6 hereof unless such shareholder approval is obtained.

7.2.	Right to Employment

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment, engagement or appointment or continued employment, engagement or appointment with the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary to terminate such employment, engagement or appointment.

7.3.	Related Rights and Other Benefit Plans

No Optionee shall have any of the rights of a shareholder of the Company with respect to any Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering) until such Option Shares have been issued to such Optionee upon exercise of the Option and the Optionee has made full payment to the Company. Participation in the Plan shall not affect a director’s, officer’s or employee’s eligibility to participate in any other benefit or incentive plan of the Company. The grant of any Option pursuant to this Plan shall not obligate the Company to make any benefit available to a director, officer or employee under any other plan of the Company unless otherwise specifically provided for in such plan.

7.4.	Necessary Approvals

The Plan shall be effective only upon the approval of the shareholders of the Company. The obligation of the Company to sell and deliver Option Shares in accordance with the Plan is subject to the approval of the Exchange, the London Stock Exchange and any other regulatory body having authority over the Company, the Plan or the shareholders of the Company. If any Option Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Option Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company.

7.5.	Taxes

As a condition of and prior to participation in the Plan, each Optionee authorizes the Company to withhold from any amount otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan. The Company shall also have the right in its sole discretion to satisfy any such liability for withholding or other required deduction amounts by requiring the Optionee to complete a sale in respect of such number of Option Shares, which have been issued and would otherwise be delivered to the Optionee under the Plan, and any amount payable from such sale will first be paid to the Company to satisfy any liability for withholding. The Company may require an Optionee, as a condition of participation in the Plan, to pay or reimburse the Company for any cost incurred by the Company as a result of the participation by the Optionee in the Plan.

7.6.	Amendments to the Plan

(a)	The Board may from time to time, subject to applicable law and to the prior approval, if required, of the Exchange or any other regulatory body having authority over the Company, the Plan or the shareholders of the Company, suspend, terminate or discontinue the Plan at any time.

(b)	The Board may amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto at any time without the consent of the participants provided that such amendment shall:

(i)	not adversely alter or impair any Option previously granted except as permitted by the adjustment provisions of Section 5;

(ii)	be subject to any regulatory approvals or regulatory requirements including, where required, the approval of the Exchange and the London Stock Exchange; and

(iii)	be subject to shareholder approval, where required by law or the requirements of the Exchange or the London Stock Exchange, provided that shareholder approval shall not be required for the following amendments and the Board may make any of the following changes:

A.	amendments of a typographical, grammatical, clerical or administrative nature or which are required to comply with regulatory requirements;

B.	a change to the vesting provisions of the Plan or any Option;

C.	a change to the termination provisions of any Option that does not entail an extension beyond the original expiration date (as such date may be extended by virtue of Section 4.4(d) for a Blackout Period); and

D.	subject to Section 7.6(d)(iv), a change to the eligible participants of the Plan.

(c)	Notwithstanding this Section 7.6, the Board shall not be permitted to amend the Option Price except as set out in Section 5 of this Plan. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board shall remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

(d)	The Board, absent prior approval of the shareholders of the Company and of the Exchange or any other regulatory body having authority over the Company, will not be entitled to:

(i)	increase the maximum percentage of Shares issuable by the Company pursuant to the Plan or the maximum number of Shares issuable on exercise of Incentive Stock Options;

(ii)	reduce the Exercise Price either directly or indirectly by means of a cancellation of an Option and the reissue of a similar Option;

(iii)	extend the Expiry Date, other than pursuant to the provisions of the Plan;

(iv)	make a change to (A) the class of eligible participants that would have the potential of broadening or increasing participation by Insiders or non-employee directors; (B) to the Employees (or class of Employees) eligible to receive Incentive Stock Options; or (C) that would otherwise be to the advantage of the participants in the Plan;

(v)	amend the Plan in order to permit Options to be transferable or assignable other than for normal estate settlement purposes; or

(vi)	amend this Section 7.6(d).

7.7.	Agreement of Optionee

Each grant of an Option under the Plan shall be subject to the requirement that if at any time the Board shall determine that any agreement, undertaking or other action or co-operation on the part of an Optionee, including in respect to a disposition of the Option Shares, is necessary or desirable as a condition of, or in connection with (a) the listing, registration or qualification of the Shares subject to the Plan upon any stock exchange or under the laws of any applicable jurisdiction, or (b) obtaining a consent or approval of any governmental or other regulatory body, the exercise of such Option and the issue of Option Shares thereunder may be deferred in whole or in part by the Board until such time as the agreement, undertaking or other action or co-operation shall have been obtained in a form and on terms acceptable to the Board.

7.8.	Form of Notice

Any notice to be given to the Company pursuant to the provisions of this Plan shall be addressed to the Company to the attention of its Corporate Secretary at the Company’s principal executive office, and any notice to be given to an Optionee shall be delivered personally or addressed to him at the address set out in the Option Agreement, or at such other address as such Optionee may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when made in writing and delivered to the Company or the Optionee, as the case may be, or if mailed, then on the fifth business day following the date of mailing such notice in a properly sealed envelope addressed as aforesaid, registered or certified mail, postage prepaid, in a post office or post office branch maintained in Canada.

7.9.	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Optionee resulting from the grant or exercise of an Option and/or transactions in the Option Shares. Neither the Company, nor any of its directors, officers or employees are liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the purchase or sale of Option Shares hereunder, with respect to any fluctuations in the market price of Shares or in any other manner related to the Plan.

7.10.	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of the Exchange or any other regulatory body having authority over the Company, the Plan or the shareholders of the Company, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

7.11.	No Assignment

Except for the applicable restrictions on transferability for Incentive Stock Options granted to U.S. Participant set out in Section 6, no Option shall be assignable or transferable by the Optionee and any purported assignment or transfer of an Option shall be void and shall render the Option void, provided that in the event of death of the Optionee, an Optionee’s legal personal representative may exercise the Option in accordance with Section 4.4.

7.12.	Conflict and Severability

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern. If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of any provision thereof.

7.13.	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

7.14.	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be, or to operate as, a waiver that time is to be of the essence.

7.15.	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.